Exhibit 1.01

Radware Ltd.
Conflict Minerals Report
For The Year Ended December 31, 2015

This Conflict Minerals Report for the year ended December 31, 2015 (this "Report") has been prepared by Radware Ltd. (“Radware,” the “Company” or “we”) pursuant to Rule 13p-1(the "Rule" or "Rule 13p-1") promulgated under the Securities Exchange Act of 1934, as amended, and Form SD thereunder.

The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (“conflict minerals” or “3TG”).

In general, if an SEC registrant, like Radware, has reason to believe that any of the conflict minerals in its supply chain may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively referred to as the “Covered Countries”), or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

This Report relates to the process undertaken for Radware products that were manufactured or contracted to be manufactured, during calendar year 2015 and that may contain 3TG minerals.

A copy of this Report as well as the Form SD that we filed with the SEC is available on our website at https://www.radware.com/corporategovernance/conflictminerals/.

Unless otherwise defined herein, defined terms used in this Report have the meaning ascribed to such terms in the Rule and Form SD as well as SEC Release No. 34-67716 issued by the SEC on August 22, 2012.

Except as set forth otherwise in this Report, Radware has provided information as of the date of this Report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to comply with Radware’s Conflict Minerals Policy, may affect Radware’s future determinations under Rule 13p-1.

1.	Overview

Company Overview

We are a leading provider of cyber security and application delivery solutions designed to ensure optimal service level for applications in virtual, cloud and software defined data centers. We offer a set of products and solutions that address data center application service level challenges and are designed to solve key challenges with applications’ availability, applications’ response time and data center availability. Our solutions provide application layer service on top of the enterprise or carrier network front ending the applications and, in general, address three primary target markets and challenges: the Distributed Denial of Service (DDoS) protection market; the Application Delivery Controllers (ADCs) market; and the Web application firewall (WAF) market. We sell our products primarily to independent distributors, including value added resellers (VARs), original equipment manufacturers (OEMs) and system integrators, with most of our direct sales being to strategic customers.

For more information about Radware, please visit www.radware.com. The content of any website referred to in this Report is included for general information only and is not incorporated by reference herein.

Supply Chain

We conducted an analysis of our products and found that small quantities of 3TG could potentially be found in our products.

The products that we manufacture are highly complex, typically containing thousands of parts from many direct suppliers. In general, we primarily rely on third-party assembly and manufacturing vendors to provide our finished products and, in this respect, these vendors typically receive components and subassemblies included in our products from other suppliers and subcontractors.

We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines and our direct suppliers. Therefore, we must rely on our direct suppliers to cooperate with us and work with their own upstream suppliers or sub-contractors in order that they may provide us with accurate information about the origin of 3TG in the components we purchase from them. In particular, many of our supplier contracts have fixed durations and we cannot unilaterally impose new contract terms or flow-down requirements that would otherwise compel these suppliers to support our due diligence efforts with respect to 3TG content.

Efforts to Determine Mine or Location of Origin

We have determined that requesting our suppliers to complete the CMRT (as defined below) as well as following the steps described under Section 2 below (Due Diligence Process), represent our reasonable efforts to determine the mines or locations of origin of 3TG in our supply chain.

We developed a risk-based approach (pareto analysis) that focuses on all suppliers involved in the manufacture of the majority of our finished products that were shipped in 2015. We identified in total 193 relevant suppliers (the “Relevant Suppliers”) and engaged a third party data collection and software vendor (the "Third Party Vendor") to monitor the due diligence process and the gathering of information from all such Relevant Suppliers.

We sent letters to our Relevant Suppliers to explain the Rule and to refer them to online training materials and instructions. We also solicited information from our Relevant Suppliers using the most up to date Conflict Minerals Reporting Template (“CMRT”), an industry-standard template for conflict mineral reporting developed by the Conflict-Free Sourcing Initiative (the "CFSI").

We reviewed the responses that we received and followed up on what we perceived as inconsistent, incomplete, or inaccurate responses, as well as sent reminders to suppliers who did not respond to our requests for information.

Based on these efforts, we already know that some of our products may contain conflict minerals that originated in Covered Countries and are not from recycled or scrap sources. Therefore, according to the Rule, we have engaged in the Due Diligence Process described in detail in Section 2 below.

2.	Due Diligence Process

2.1	Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the due diligence framework presented by The Organisation for Economic Co-operation and Development (OECD) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing (OECD Guidance) and the related Supplements for gold and for tin, tantalum and tungsten.

2.2	Due Diligence Performed

2.2.1	Establish Strong Management Systems

Corporate Policy

We have adopted a conflict minerals policy (our "Policy" or our "Conflict Minerals Policy") which is publicly available on our website at https://www.radware.com/corporategovernance/conflictminerals/.

Internal Team

We have established a management system to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee headed by the Company’s VP Finance, and a team of subject matter experts from functions such as supplier management, engineering, finance and legal.

Control systems

We adopted, and communicated to our suppliers and to the public through our website and direct letters, our Policy for the supply chain of minerals originating from conflict affected and high-risk areas.

During 2015, we reviewed our internal and external communication plan from 2014 and updated it as we deemed required.

Controls include a company-wide code of conduct that outlines expected behaviors for all our employees and as we enter into new supply contracts or renew existing supply contracts, we are adding (where feasible) a conflict minerals contract clause that requires suppliers to provide us with information about the source of 3TG and smelters.

Grievance Mechanism

Our Conflict Minerals Policy is available to the public on our website and provides the contact details for reporting concerns or questions regarding the Policy or violations thereof, and suppliers and other external parties are encouraged to contact their regular sourcing channel if they wish to seek guidance on the application of this approach, or if they wish to report a suspected abuse.

Maintain records

We maintain data records relating to our due diligence efforts in the Third Party Vendor’s Conflict Minerals Reporting Dashboard Software (“CMR Dashboard”) for the duration recommended by the OECD Guidance. The CMR Dashboard stores current and former CMRT’s from suppliers to maintain traceability.

Supplier Engagement

We requested that all Relevant Suppliers provide information to us regarding 3TG and smelters using the CMRT.

We maintain an electronic portal which directs suppliers to resources related to Conflict Minerals, including FAQs from the SEC.

We established a Conflict Minerals webpage to host our CMRT, our Conflict Minerals Policy and our conflict minerals reports along with their related Form SDs.

We have also engaged the Third Party Vendor to provide training and outreach to suppliers, as well as to conduct, collect, validate and archive supplier responses.

2.2.2	Identify and assess risk in the supply chain

We reviewed and analyzed the respective CMRT’s of our Relevant Suppliers and compared the information provided therein with the Compliant Smelter List of the Conflict Free Smelter Program, a list issued by the CFSI which aims to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. We rely on these Relevant Suppliers, whose components contain 3TG, to provide us with information about the source of conflict minerals contained in the components supplied to us. Our Relevant Suppliers are similarly reliant upon information provided by their suppliers.

We identified and assessed two primary risks in our supply chain relating to our suppliers:

•	The risk of not receiving on time accurate information from the suppliers with respect to their sourcing of Conflict Minerals.

•	The risk of not being able to replace a supplier, should we determine that there exists a risk of the supplier sourcing Conflict Minerals from sources that contribute to human rights abuses.

The result of such risk assessment was the segmentation of our Relevant Suppliers into 3 levels of risks: high, medium and low to assist us with our risk mitigation efforts described in Section 2.2.3 below.

2.2.3	Design and Implement a Strategy to Respond to Risks

We implemented the following strategy. In so doing we focused our efforts based on the results of our risk assessment described in Section 2.2.2 above:

•	We reviewed the responses that we received and followed up on what we perceived to be inconsistent, incomplete, or inaccurate responses, as well as sent reminders to Relevant Suppliers who did not respond to our requests for information.
•	We sent follow up letters to non-responding Relevant Suppliers and to Relevant Suppliers who declared they are sourcing conflict minerals from Covered Countries, asking them to complete their due diligence process in order to validate that all smelters in Covered Countries are compliant with the CFSI or other independent conflict free smelter validation program.
•	Relevant senior management is briefed about our due diligence efforts, risk analysis results and mitigation efforts on a regular basis.

2.2.4	Carry out Independent Third Party Audit of Smelters/Refiners Due Diligence Practices

We rely on industry-wide initiatives, such as the CFSI, to conduct risk assessment at the upstream level.

Since we do not have direct sourcing relationships with conflict mineral smelters or refiners, we did not perform direct audits of these entities within our supply chain.

2.2.5	Report on supply chain due diligence

This Conflict Minerals Report is available on our website https://www.radware.com/corporategovernance/conflictminerals/ and is filed with the SEC.

3.	Results of Assessment

Based on information provided by our Relevant Suppliers as well as by CFSI, the results of our due diligence investigation as of the date of this Report are as follows:

•	We were successful in approaching almost all Relevant Suppliers.

•	Out of the 193 Relevant Suppliers, 143 Relevant Suppliers (74.1%) completed and returned the CMRT’s to us. Based on the CMRT’s we received from these Relevant Suppliers (the "Responsive Relevant Suppliers"):

•	Approximately 84.60% of the responses received provided data at a company or divisional level. All of the remaining Responsive Relevant Suppliers declared that information was provided at a product level, as shown in the following table:

Category	Percentage of Responsive Relevant Suppliers
Company level	69.2% (99 from 143 suppliers)
User defined	15.4% (22 from 143 suppliers)
Product list	15.4% (22 from 143 suppliers)

•	Most of our Responsive Relevant Suppliers were classified as "DD in Process from DRC" (see comment (e) below, based on an analysis of the returned CMRT’s, as shown in the following table:

Category	Percentage of Responsive Relevant Suppliers
Suppliers which were classified as “Not from DRC” (a)	11.2% (16 from 143 suppliers)
Suppliers which were classified as “DRC CFSP Compliant” (b)	16.8% (24 from 143 suppliers)
Suppliers which were classified as “Free no 3TG” (c)	5.6% (8 from 143 suppliers)
Suppliers which were classified as “DD in Process not from DRC” (d)	11.2% (16 from 143 suppliers)
Suppliers which were classified as “DD in Process from DRC” (e)	55.2% (79 from 143 suppliers)

(a)	Generally means that these suppliers were sourcing minerals from countries other than the Covered Countries.
(b)	Generally means that the 3TG minerals being used in the products provided originate from Covered Countries but the smelters are approved by the CFSI Conflict Free Smelter Program
(c)	Generally means that 3TG minerals are not necessary for the functionality or production of the products provided by these Responsive Relevant Suppliers.
(d)	Generally means that, as of the date of this Report, the 3TG being used in the products supplied to Radware by these manufacturers do not originate from Covered Countries but such Responsive Relevant Suppliers have not yet concluded their due diligence process so this determination can potentially change.
(e)	Generally means that, as of the date of this Report, such Responsive Relevant Suppliers discovered that 3TG they use in the products they provide Radware originate from Covered Countries and the smelters are approved by the CFSI program, but such Responsive Relevant Suppliers have not yet concluded their due diligence process so this determination can potentially change.

•	At least 45.50% of our Responsive Relevant Suppliers are also SEC registrants and are generally subject to the Rule themselves.

•	Approximately 76.80% of our Responsive Relevant Suppliers stated to us that they implemented due diligence measures consistent with the OECD Guidance.

•	Approximately 90.2% of our Responsive Relevant Suppliers stated to us that they have a policy in place that addresses conflict minerals sourcing.

Based on the information provided by the Responsive Relevant Suppliers as well as by CFSI, as of the date of this Report, Radware believes that the facilities that may have been used to process the conflict minerals in Radware’s products may include the smelters and refiners listed in Annex I below.

Based on the information provided by the Responsive Relevant Suppliers as well as by CFSI, as of the date of this Report, Radware believes that the mine countries of origin of the conflict minerals contained in its products may include the countries listed in Annex II below.

The information gathered from our Responsive Relevant Suppliers is not on a continuous, real-time basis.

In addition, Radware can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals, since the information comes primarily from direct and secondary suppliers as well as from independent third party audit programs.

Lastly, given that most of our Responsive Relevant Suppliers were unable to provide information at product level, Radware cannot clearly identify the source of origin of the 3TG included in its products.

4.	Steps to be taken to mitigate risk

We intend taking the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG in our products finance or benefit armed groups in the Covered Countries:

•	Continue implementing follow up processes with regard to high-risk, non-responsive or non-compliant suppliers.
•	As described in our Conflict Minerals Policy, to the extent we will have reason to believe that any of our suppliers who are supplying us with 3TG, receive such minerals from sources that may support conflict in the DRC or any adjoining country, we would encourage such suppliers to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD Guidance.
•	Continue to include or attempt to include a conflict minerals flow-down clause in new or renewed supplier contracts.
•	Continue to direct our suppliers through our website and direct communications to information and training resources to attempt to increase the response rate and improve the content of the supplier survey responses.
•	Request suppliers to procure materials through validated smelters and take mitigating actions in case they do not.
•	Continue to validate supplier responses using information collected via independent conflict free smelter validation programs, such as the CFSI.
•	Continue to engage in regular ongoing risk assessment through our suppliers’ annual data submissions.
•	Respond to risks based on the level of risk of the Relevant Supplier according to the segmentation we performed in the step described in Section 2.2.2 above.

Annex I – List of Smelters

Metal	Smelter Name	Smelter Country
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asahi Refining Canada Limited	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Faggi Enrico S.p.A.	ITALY
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	Geib Refining Corporation	UNITED STATES
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	PAMP SA	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Tranzact, Inc.	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	An Thai Minerals Company Limited	VIET NAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Company Limited	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Elmet S.L.U. (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	Phoenix Metal Ltd.	RWANDA
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA

Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIET NAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION

Annex II – List of Mine Countries of Origin

Gold	Tantalum	Tin	Tungsten
Australia	Australia	Bangka Island	China
Belgium	Brazil	Bolivia
Canada	Canada	Brazil
Chile	China	China
China	Ethiopia	Indonesia
Germany	Japan	Malaysia
Hong Kong	Mozambique	Peru
Japan	Russia	USA
Korea, Republic of	Rwanda
Mexico	USA
South Africa	Zimbabwe
Switzerland
Taiwan